Exhibit 12

[Chapman and Cutler LLP Letterhead]

July 26, 2023

Board of Trustees
ETF Managers Trust
30 Maple Street, Suite 2

Summit, New Jersey 07901

Board of Trustees
Amplify ETF Trust
3333 Warrenville Road, Suite 350

Lisle, Illinois 60532

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences (i) to each series of ETF Managers Trust, a Delaware statutory trust (“ETFMG”), listed on Exhibit A attached hereto (each such series, an “Acquired Fund”), (ii) to the holders of the shares of beneficial interest (the “Acquired Fund Shares”) of each Acquired Fund (the “Acquired Fund Shareholders”), and (iii) to each series of Amplify ETF Trust, a Massachusetts business trust (the “Amplify Trust”), listed on Exhibit A attached hereto (each such series, an “Acquiring Fund”), in connection with the proposed transfer of all of the assets (the “Acquired Assets”) and liabilities (the “Acquired Liabilities”) of an Acquired Fund to the corresponding Acquiring Fund set forth on Exhibit A (each such pair of an Acquired Fund and its corresponding Acquiring Fund, a “Corresponding Acquired Fund” or “Corresponding Acquiring Fund,” as appropriate) in exchange for shares of such Corresponding Acquiring Fund (the “Acquiring Fund Shares”) with an aggregate net asset value (“NAV”) equal to the NAV of such Corresponding Acquired Fund, followed by the liquidating distribution by such Corresponding Acquired Fund to its shareholders of the shares of such Corresponding Acquiring Fund in proportion to their holdings of shares of such Corresponding Acquired Fund (each such transfer of Acquired Assets and Acquired Liabilities followed by a liquidating distribution, with respect to each Corresponding Acquired Fund and Corresponding Acquiring Fund, a “Reorganization,” and collectively, the “Reorganizations”), all pursuant to the Form of Agreement and Plan of Reorganization (the “Plan”) dated as of June 26, 2023 and executed by ETFMG on behalf of all of the Acquired Funds and by the Amplify Trust on behalf of all of the Acquiring Funds.

For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the Form N-14 filed by the Amplify Trust with the Securities and Exchange Commission, and (3) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

Board of Trustees

July 26, 2023

This opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon each Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above.

Based upon the foregoing, it is our opinion that:

(a) Each Reorganization will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and each applicable Acquiring Fund and the Corresponding Acquired Fund will be a “party to a reorganization,” within the meaning of Section 368(b) of the Code;

(b) No gain or loss will be recognized by the Acquired Funds upon the transfer of all the Acquired Assets to the Corresponding Acquiring Funds solely in exchange for the Acquiring Fund Shares and the assumption by the Corresponding Acquiring Funds of all the liabilities of the Acquired Funds, or upon the distribution of the Acquiring Fund Shares to the Acquired Fund Shareholders, except for (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code;

(c) The tax basis in the hands of each Acquiring Fund of each Acquired Asset transferred from the Corresponding Acquired Fund to the Acquiring Fund in the applicable Reorganization will be the same as the tax basis of such Acquired Asset in the hands of the Corresponding Acquired Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Corresponding Acquired Fund on the transfer;

(d) The holding period in the hands of each Acquiring Fund of each Acquired Asset transferred from the Corresponding Acquired Fund to the Acquiring Fund in the applicable Reorganization, other than Acquired Assets with respect to which gain or loss is required to be recognized, will include the Corresponding Acquired Fund’s holding period for such Acquired Asset (except where investment activities of the Corresponding Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset);

(e) No gain or loss will be recognized by the Acquiring Funds upon receipt of all the Acquired Assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Funds of all the liabilities of the Acquired Funds as part of the Reorganizations;

Board of Trustees

July 26, 2023

(f) No gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of their Acquired Fund Shares for Acquiring Fund Shares as part of the Reorganizations;

(g) The aggregate tax basis of the Acquiring Fund Shares that each Acquired Fund Shareholder receives in the Reorganizations will be the same as the aggregate tax basis of the Acquired Fund Shares exchanged therefor;

(h) Each Acquired Fund Shareholder’s holding period for the Acquiring Fund Shares received in the Reorganizations will include the Acquired Fund Shareholder’s holding period for the Acquired Fund Shares exchanged therefor, provided that the Acquired Fund Shareholder held such Acquired Fund Shares as capital assets on the date of the exchange; and

(i) The taxable years of the Acquired Funds will not end as a result of the Reorganizations.

We express no opinion as to the federal income tax consequences of any Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Form N-14 and to the references therein to us under the heading “KEY INFORMATION ABOUT THE PROPOSED REORGANIZATION — The Plan,” and “— Federal Income Tax Consequences of the Reorganization.” In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Chapman and Cutler LLP
Chapman and Cutler LLP

EXHIBIT A

FUNDS

Acquired Funds

Wedbush ETFMG Video Game Tech ETF

Wedbush ETFMG Global Cloud Technology ETF

ETFMG Prime Cyber Security ETF

ETFMG Prime Mobile Payments ETF

ETFMG Treatments, Testing and Advancements ETF

BlueStar Israel Technology ETF

ETFMG Alternative Harvest ETF

ETFMG U.S. Alternative Harvest ETF

ETFMG Prime Junior Silver Miners ETF

AI Powered Equity ETF

ETFMG Travel Tech ETF

Etho Climate Leadership US ETF

Acquiring Funds

Amplify Video Game Tech ETF

Amplify Global Cloud Technology ETF

Amplify Cyber Security ETF

Amplify Mobile Payments ETF

Amplify Treatments, Testing and Advancements ETF

Amplify BlueStar Israel Technology ETF

Amplify Alternative Harvest ETF

Amplify U.S. Alternative Harvest ETF

Amplify Junior Silver Miners ETF

Amplify AI Powered Equity ETF

Amplify Travel Tech ETF

Amplify Etho Climate Leadership US ETF